EXHIBIT 99.1

TOMI Environmental Solutions Reaffirms $12 Million Revenue Guidance for Fiscal 2026

and Confirms $35 Million Sales Pipeline with $8.6 Million in Advanced Stages

-Carbonium Merger Remains on Track

-European Regulatory Expansion and Partnership Growth

-Advancement of Biosafety Cabinet Standards

-Defense Sector Growth

Frederick, MD – July 29, 2026 — TOMI Environmental Solutions, Inc. (NASDAQ: TOMZ), a global leader in disinfection and decontamination solutions, today reaffirmed its expectation to achieve revenue of at least $12 million in 2026. This is driven by strong first half trends, an increase of over 100% in sales and receipt of sales as compared to 2025, which has already exceeded the full 2025 year sales.  Currently TOMI has secured over $6.2 million in booked orders and orders that are expected to be completed before year-end. Further, approximately $8.6 million of the Company’s current $35 million sales pipeline is in advanced stages.

The Company remains actively engaged with Carbonium Core following the signing of the definitive merger agreement, as we continue to work toward closing of the transaction in the second half of 2026.  As previously announced, with the support of federal and state government, including the U.S. Department of Energy, Carbonium is conducting a pilot study to produce nuclear-grade graphite for 4th-generation nuclear reactors and plans to move to full-scale commercial production, and we look forward to the completion of the merger which we believe will significantly enhance the value and financial performance of our company.

In the second quarter of 2026, all four key metrics, BIT Solution sales, mobile equipment sales, single applicator sales and support services, showed both year-over-year and sequential growth. The increases in applicator sales and support services are primarily due to initiatives implemented in late 2024 and early 2025. The Company continues to pursue new growth markets, including robotaxis, biosecurity, drones and humanoid robotics.

International sales continue to be an expanding opportunity for the Company.  TOMI’s innovative disinfection product is now approved for use in Austria, Italy, the Netherlands, Belgium, Denmark, Germany, Hungary, Spain, Great Britain, and Northern Ireland. We added in Switzerland through an amendment and anticipate receiving approvals in France, Switzerland, Ireland, Poland, Portugal, and Romania.

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TOMI’s recent expansion of SteraMist registrations across the European Union has significantly strengthened the Company’s established European network. In Poland, our partnership with MedLine will soon be able to successfully market SteraMist under the DeconLine brand once mutual recognition is approved. Additionally, TOMI has deepened its commercial pipelines through dedicated partners in Germany, the United Kingdom, and the Netherlands, many of whom bring well-established commercial, healthcare and military networks. TOMI’s long-term partner in Israel is also actively deploying SteraMist technology to support regional containment efforts in response to an active Ebola outbreak.

In Puerto Rico, Integrated Services for Productivity and Validation (ISPV) is focused on driving adoption within the region’s strong life sciences and food manufacturing industries. In Argentina and surrounding markets, TOMI is collaborating with a new partner to pursue shared opportunities with major global accounts, including Pfizer, Fresenius Kabi, and Merck. This expansion complements the Company’s long-standing partnership with Bacteria Free in Chile, which is now extending its reach from life sciences into the food safety sector.

NSF International (“NSF”) an independent nonprofit organization of developed standards and certifies products for public health and safety is rewriting the rules on Biosafety Cabinet (BSC) decontamination. TOMI played a key role in advancing discussion at the June 2026 meeting. The industry is shifting away from listing legacy known methods and brands, such as paraformaldehyde, and moving toward strict, performance-based criteria focused on efficacy, validation, and material compatibility areas where SteraMist iHP technology excels.

Several high-quality opportunities within the pipeline underscore the strength of TOMI’s competitive positioning. These include a near-$1 million project initiated in Q2 involving the installation of four applicators per proprietary machine line at a major medical company, a large-scale opportunity now out for bid where our Canadian partners have secured access to supply eight Hybrid Systems, and a Custom Engineered System (“CES”) valued at approximately $1 million.

TOMI continues to expand its presence in the defense sector, having recently received approvals from defense contractors in Korea and defense agencies in Canada. While confidentiality agreements limit the disclosure of specific details, these relationships represent multi-year efforts with significant long-term potential. The Company also remains actively engaged with key U.S. government agencies, including USAMRIID, NIH, Aberdeen, and others.

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In addition, TOMI, with a long-term representative of the company, will be helping implementation of a partnership with The Defense Logistics Agency (DLA), which manages the global defense supply chain for the U.S. military services and allied partners. This partnership is expected to streamline and accelerate government procurement of SteraMist iHP Techology.  The Company will also be supporting the close of a pharmaceutical client who has received approvals for approximately $500,000 in SteraMist systems scheduled for delivery this year.

TOMI’s Chief Operating Officer, Elissa J. (E.J.) Shane states, “We are pleased with the continued momentum across the SteraMist iHP business. With three consecutive quarters of growth, a quality pipeline, meaningful defense sector progress, and an expanding global partner network, TOMI is executing well on multiple fronts. We remain confident in the Company’s trajectory and believe we are well positioned for continued progress throughout the remainder of 2026 and beyond.”

Dr. Halden Shane, Chairman and CEO of TOMI Environmental Solutions, commented, “This is an exciting period for our business and shareholders.  In addition to the strong performance of TOMI’s business, the merger with Carbonium Core marks a strategic pivot into the high-growth nuclear materials sector, driven by demand from AI infrastructure and defense applications. Nuclear graphite is a critical, irreplaceable material for the future of clean energy, serving as a primary moderator, and structural component in next generation reactor design. It’s unique ability to withstand extreme temperature, provide structural stability, and efficiently slow down neutrons without absorbing them, makes it essential in obtaining nuclear chain reactions in advanced, safe, and efficient power systems. Demand for high purity nuclear graphite is accelerating rapidly due to the global push for decarbonization and energy security, with the International Energy Agency projecting that annual investment in nuclear projects will need to double to $120 billion by 2030”.

For more information about SteraMist and TOMI Environmental Solutions, visit SteraMist.com.

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About TOMI™ Environmental Solutions, Inc.: Innovating for a safer world®

TOMI™ Environmental Solutions, Inc. (NASDAQ:TOMZ) is a global decontamination and infection prevention company, providing environmental solutions for indoor surface disinfection through the manufacturing, sales and licensing of its premier Binary Ionization Technology® (BIT™) platform. Invented under a defense grant in association with the Defense Advanced Research Projects Agency (DARPA) of the U.S. Department of Defense, BIT™ solution utilizes a low percentage Hydrogen Peroxide as its only active ingredient to produce a fog of ionized Hydrogen Peroxide (iHP™). Represented by the SteraMist® brand of products, iHP™ produces a germ-killing aerosol that works like a visual non-caustic gas.

TOMI products are designed to service a broad spectrum of commercial structures, including, but not limited to, hospitals and medical facilities, cruise ships, office buildings, hotel and motel rooms, schools, restaurants, meat and produce processing facilities, military barracks, police and fire departments, and athletic facilities. TOMI products and services have also been used in single-family homes and multi-unit residences.

TOMI develops training programs and application protocols for its clients and is a member in good standing with The American Biological Safety Association, The American Association of Tissue Banks, Association for Professionals in Infection Control and Epidemiology, Society for Healthcare Epidemiology of America, America Seed Trade Association, and The Restoration Industry Association.

For additional information, please visit https://www.steramist.com or contact us at info@tomimist.com.

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Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management’s judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, without limitation, statements relating to preliminary financial results, including preliminary revenue information, estimated open orders and sales pipeline, expected revenue growth in 2026 and beyond, the benefit of Carbonium merger; expectation with respect to Carbonium’s business operations; and the ability to TOMI to generate revenue in new and international markets. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These may include, but are not limited to, our ability to acquire new customers and expands sales; our projected revenue and revenue recognized from anticipated future purchase orders, invoiced orders, and contracts, our ability to maintain and manage growth and generate sales (equipment and consumable), our reliance on a single or a few products for a majority of revenues; the general business and economic conditions; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed by us with the SEC and other periodic reports we filed with the SEC. The information provided in this document is based upon the facts and circumstances known at this time. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today’s date, unless otherwise stated, and we undertake no duty to update such information, except as required under applicable law.

INVESTOR RELATIONS CONTACT:

John Nesbett/Zach Nevas

IMS Investor Relations

tomi@imsinvestorrelations.com

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